Exhibit 10.20

DATED 30 NOVEMBER 2016

(1) ODEON CINEMAS LIMITED
(2) MARK WAY

SENIOR EXECUTIVES SERVICE AGREEMENT

CONTENTS

Clause		Page
1	DEFINITIONS	1
2	EMPLOYMENT	4
3	FREEDOM TO TAKE UP THE APPOINTMENT	4
4	TERM OF EMPLOYMENT	4
5	DUTIES OF THE EXECUTIVE	5
6	HOURS OF WORK	7
7	PLACE OF WORK	7
8	SALARY AND BONUS	7
9	EXPENSES	8
10	PENSION AND LIFE ASSURANCE	8
11	PRIVATE MEDICAL EXPENSES INSURANCE SCHEME	9
12	COMPANY CAR ALLOWANCE	9
14	CRITICAL ILLNESS INSURANCE SCHEME	9
16	HOLIDAY	9
17	SICKNESS	10
18	TERMINATION OF EMPLOYMENT	12
19	DISCIPLINARY AND GRIEVANCE PROCEDURES	15
20	DIRECTORSHIPS AND SHAREHOLDINGS	15
21	RECONSTRUCTION	16
22	CONFIDENTIAL INFORMATION	16
23	POST TERMINATION COVENANTS	17
24	INTELLECTUAL PROPERTY	20
25	MISREPRESENTATION	21
26	REFERENCES	21
27	DATA PROTECTION	21
28	THIRD PARTY RIGHTS	22
29	PREVIOUS AGREEMENTS	22
30	NOTICES	22

31LAW AND JURISDICTION23

32GENERAL PROVISIONS23

SCHEDULE 1 - STATEMENT OF TERMS AND CONDITIONS25

THIS DEED is made on
BETWEEN:-

(1)	ODEON CINEMAS LIMITED (Number 01854132) whose registered office is at 54 Whitcomb Street, London WC2H (the "Company"); and
(2)	MARK WAY (the "Executive") THE PARTIES AGREE as follows:-

1.DEFINITIONS

1.1In this Agreement the following words and expressions shall have the following meanings:-

"the Act" "Associated Company" "Board" "Civil Partner"

means the Employment Rights Act 1996

means a company or undertaking (which is not a Subsidiary or Holding Company of the Company or of a Group Company) of which more than 20 per cent of the Equity Share Capital is for the time being owned by the Company or a Group Company or which for the time being owns more than 20 per cent of the Equity Share Capital of the Company or a Group Company

means the Board of Directors of the Company from time to time, or any duly delegated committee of the Board so appointed from time to time means a person who has entered into a civil partnership under the Civil Partnership Act 2004

"Confidential Information"means:-

(a)	all information which relates to the business, finances, transactions, affairs, products, services, processes, equipment or activities of the Company and any Group Company which is designated by the Company or any Group Company as confidential; and
(b)	all information relating to such matters which comes to the knowledge of the Executive in the course of the Employment and which, by reason of its character and/or the manner of its coming to his knowledge, is evidently confidential; and
(c)	all information which relates to the business, finances, transactions, affairs, products, processes, equipment or activities of actual or potential clients, customers, suppliers or other persons which has been given to the Company or any Group Company in confidence; and
(d)	shall include without limitation all such information held or contained in any media, including on social media sites, and information as to any of the following subjects: business plans, business methods, corporate plans, management systems, finances, maturing new business opportunities, research and development projects, concepts, ideas, new products, product formulae, source code, software, software designs, graphic designs, artwork, processes, inventions, discoveries or know-how, sales statistics, sales techniques, marketing surveys and plans, costs, profit or loss, prices and discount structures, the names, addresses and contact details of customers and suppliers or potential customers and suppliers provided that information shall not be, or shall cease to be Confidential Information if and to the extent that it comes to be in the public domain otherwise than as a result of the unauthorised act or default of the Executive

"Employment"

means the employment of the Executive under this Agreement or, where the context so requires, the duration of the employment of the Executive under this Agreement

"Equity Share Capital"

has the meaning given to it in section 548 of the Companies Act 2006

"FCA" "Group"

means the Financial Conduct Authority
means

(i)the Company
(ii)any Holding Company for the time being of the Company
(iii)any Subsidiary for the time being of the Company or of the Company's Holding Company
(iv)any Associated Company and
(v)any other company or body corporate or other form of business entity the name of which is notified in writing to the Executive by the Company as being a member of the Group

"Group Company"

"Holding Company" and "Subsidiary"

"Intellectual Property Rights"

means any member of the Group, other than the Company, from time to time have the meanings given to them respectively in section 1159 of the Companies Act 2006 means patents, rights to inventions, copyright and related rights, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, trade marks, service marks, logos, trade dress, trade names, internet domain names, rights in designs, copyright (including rights in computer software) and moral rights, database rights, semiconductor topography rights, utility models, in each case whether registered or unregistered and including all applications for registration (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

"Invention"

means any invention, discovery or improvement including (without limitation) any know how, design, image, process, plan, drawing, formula, computer programme, software (including source code and object code), system or specification which in any way affects or relates to the business of the Company or any Group Company (including without limitation any current, potential or future product, service, process, equipment, system or activity of the Company or any Group Company) whether or not now, or at any future time, capable of being the subject of patent protection (whether in the United Kingdom or in any other territory in the World)

"Material"

means any and all written, audio and/or visual work, any know-how, show-how, information, technique, invention, design, drawing, specification, component list, manual, instruction, catalogue, image, photograph, plan, formula, computer program, software or system, record, document, compilation or database which in any way affects or relates to the business of the Company or any Group Company (including without limitation any current, potential or future product, service, process, equipment, system or activity of the Company or any Group Company)

"Minority Holder"

means a person who, whether solely or jointly, holds or is beneficially interested in the shares or securities of any company quoted on any Recognised Investment Exchange provided that such holding or interest does not exceed 3 per cent of any single class of such shares or securities. In calculating whether a person is a Minority Holder there shall be aggregated with any shares or securities held by him or to which he is beneficially entitled any shares or securities of the same class which his spouse or Civil Partner or any dependent child holds or is beneficially entitled to

"Recognised Investment Exchange"

"Reference Period" "Remuneration"

has the meaning given to it in section 285 of the Financial Services and Markets Act 2000 means any 17 week period during the Employment

means all Salary, compensation, bonus and benefits (in whatever form) that you receive from the Company or any Group Company and shall be taken to include (but is not limited to) any payments that are made in connection with the Employment, the holding of any office and the termination of the Employment and/or any office that you hold in the Company or any Group Company.

"Salary"	has the meaning given in Clause 8.1 as the same may be amended from time to time is the state pensionable age determined in accordance with the

"State Pensionable Age"rules in paragraph 1 of Schedule 4 to the Pensions Act 1995

'Working Time"	has the meaning given to it in Regulation 2 of the Working Time Regulations 1998
1.2	The headings in this Agreement are for convenience only and shall not affect its interpretation or construction.
1.3	A reference to any statutory or legislative provision includes a reference to that provision as modified, replaced, amended and/or re-enacted from time to time.

1.4Any reference to the Executive shall, if appropriate, include his personal representatives.

1.5Words importing one gender include the other gender.

1.6

References to a "person" include any individual, firm, company, corporation, body corporate, government, state or agency of state, trust or foundation, or any association, partnership or unincorporated body (whether or not having separate legal personality).

1.7	Any reference in this Agreement to a clause or sub-clause is to the relevant clause or sub-clause of this Agreement.
1.8	The Schedules to this Agreement form an integral part of this Agreement and any reference to this Agreement includes a reference to such Schedules.
1.9

This Agreement includes the written statement of particulars of employment which the Company is required to give the Executive under section 1 of the Act and therefore no separate written statement will be provided. Whilst most of the particulars are set out in the body of the Agreement, additional particulars are set out in Schedule 1.

2.EMPLOYMENT

The Company shall employ the Executive and the Executive agrees to act as Managing Director of Odeon and UCI Cinemas Group Limited, and President - Europe of AMC Entertainment Holdings, Inc. ("AMCEH"), or in such capacity of a like status as the Board shall from time to time reasonably require on the terms set out in this Agreement.

3.FREEDOM TO TAKE UP THE APPOINTMENT
3.1

The Executive warrants that by virtue of entering into or performing any of his duties under this Agreement or any other agreement made or to be made between the Company or a Group Company and the Executive he will not be in breach of any express or implied terms of any contract or of any other obligation binding to any third party, including any restrictive covenants, and declares that he is not directly or indirectly interested in any capacity in any other business, trade or occupation The Executive undertakes to indemnify the Company and any Group Company against any costs, claims, liabilities and expenses (including legal expenses on an indemnity basis) arising out of any such breach or alleged breach by him.

3.2

The Executive warrants that he is legally entitled to work in the United Kingdom. Should the Company discover that the Executive does not have permission to live and work in the United Kingdom or if any such permission is revoked or if the Executive is unable to present evidence of the right to work in the United Kingdom so that the Company can comply with the prescribed requirements under Section 15 of the Immigration, Asylum and Nationality Act 2006, the Company reserves the right to terminate the Employment immediately without notice or pay in lieu of notice.

4.TERM OF EMPLOYMENT
4.1	The Employment shall begin on 30 November 2016 but the Executive's period of continuous employment began on 1 September 2014.
4.2	Subject to Clause 18 (Termination of Employment), the Employment shall be subject to termination by either party giving 12 months notice in writing.
4.3	Upon the conclusion of 1 calendar year from the date of this Agreement, and at the reasonable discretion of the Board, the Employment shall be subject to termination on the following terms:

4.3.1the Executive giving the Company 6 months prior notice; and

4.3.2the Company giving the Executive 12 months prior notice.

4.4	Any period of notice given shall commence immediately after it is given, irrespective of the time or date in receipt.

4.5Garden Leave

Without prejudice to the provisions of Clauses 18.3 (Payment in Lieu of Notice) and 18.1 (Summary Dismissal), the Company may, at any time during the Employment, including without limitation for the purpose of investigating any matter relating to the Executive's conduct or performance, require the Executive to cease performing all or any of the Executive's duties for such period or periods as the Company shall in its absolute discretion determine (the "Garden Leave"). During any such period of Garden Leave:-

4.5.1	the Company shall continue to pay the Salary and shall provide all benefits to which the Executive is entitled under this Agreement;
4.5.2

without prejudice to the Company's rights under Clause 5.3 (performance of alternative duties) the Company shall be under no obligation to provide any work for the Executive and shall be entitled to appoint any other person or persons to perform the Executive's duties under this Agreement whether on a temporary or a permanent basis;

4.5.3

the Executive shall not, without the prior written permission of the Company enter or attend any Group premises or to contact any employees, officers, customers, clients, agents or suppliers of the Group without its prior consent;

4.5.4

the Executive shall, at the request of the Board, immediately deliver to the Company all or any property in his possession or control which belongs to the Company or any Group Company or which relates to the business of the Company or any Group Company, including without limitation, all items mentioned in Clause 18.6.1;

4.5.5	the Executive shall keep the Board informed of his whereabouts so that he can be called upon to perform any appropriate duties as required by the Board; and
4.5.6

for the avoidance of doubt the Executive shall continue to be bound by all the Executive's obligations under this Agreement insofar as they are compatible with the Executive being on garden leave including, without limit, the Executive's duty of good faith and the Executive's duties under Clause 5.6 (Executive not to be employed in any other business).

5.DUTIES OF THE EXECUTIVE

5.1	The Executive shall, in his capacity as Managing Director of Odeon and UCI Cinemas Group Limited, be responsible to the Board for the day-to-day management of the Company's affairs.

5.2The Executive accepts that without being entitled to further remuneration:-

5.2.1	the Company may require him to perform duties for any Group Company whether for the whole or part of his Working Time, and whether or not by way of a formal secondment;
5.2.2

the Company may require him to act as an officer of the Company or any Group Company or hold any other appointment or office as nominee or representative of the Company or any Group Company, including as President of AMCEH, provided the Executive consents to such appointment, such consent not to be unreasonably withheld; and

5.2.3the Company may transfer the Employment to any other Group Company.

5.3

The Executive accepts that the Company may at its reasonable discretion require him to perform other duties or tasks not within the scope of his normal duties and the Executive agrees to perform those duties or undertake those tasks as if they were specifically required under this Agreement.

5.4During the Employment the Executive shall at all times:-

5.4.1	use his best endeavours to promote the success, interests and reputation of the Group giving at all times the full benefit of his knowledge, experience, expertise and skill;
5.4.2	faithfully and diligently and to the best of his ability exercise such powers and perform such duties in relation to the business of the Group as the Board may from time to time require;

5.4.3comply with his duties under Part 10 of the Companies Act 2006;

5.4.4

keep the Board promptly and fully informed (in writing if so required by the Board) of his conduct of the business of the Company and any Group Company and provide the Board with all information regarding the affairs of the Company and any Group Company and his conduct in relation thereto as it shall require;

5.4.5conform to the instructions or directions of the Board and implement and apply the policies of the Company as determined by the Board from time to time;

5.4.6	refrain from making any false or misleading statements about the Company or any Group Company;
5.4.7

refrain from entering into any arrangement on behalf of the Company or any Group Company which is outside its normal course of business or his normal duties or which contains unusual or onerous terms without the approval of the Board.

5.5

The Company may, upon notice to terminate Employment being given in accordance with Clause 4 above, appoint any other person or persons to act jointly with the Executive to perform the duties of the Executive under this Agreement.

5.6

The Executive shall not during the Employment without the prior written consent of the Board be directly or indirectly employed, engaged, concerned or interested, whether as a director, employee, sub-contractor, partner, consultant, proprietor, agent or otherwise, in any other business, undertaking or occupation or the setting up of any other business, undertaking or occupation, or accept any other engagement or public office but the Executive may nevertheless be or become a Minority Holder provided that the Executive discloses this in writing to the Board.

5.7

The Executive shall not during the Employment knowingly or willingly do or cause or permit to be done anything which is calculated or may tend to prejudice or injure the interests of the Company or any Group Company and if during the Employment the Executive shall learn of any act or omission by any other person whether or not employed by the Company or any Group Company which is calculated or may tend to prejudice or injure the interests of the Company or any Group Company he shall promptly report it to the Board giving all necessary particulars, irrespective of whether this may involve some degree of self-incrimination. This shall include without limit any behaviour by any current or former officer or employee of the Company or any Group Company which could reasonably be construed as an attempt to entice the Executive or any other employee of the Company or any Group Company to leave the employment of the Company or any Group Company.

5.8

The Executive shall at all times comply with any policies of the Company relating to anti-bribery and corruption, and/or gifts and hospitality and shall not instruct, authorise or condone, expressly or impliedly, any corrupt activity. The Executive shall promptly report any breach or suspected breach of these policies, using the Company's whistleblowing procedures for this purpose. The Executive shall cooperate fully with the Company in its investigation of any suspected bribery or corruption of which he becomes aware and, in accordance with any existing or revised Company policy, he shall take reasonable preventative measures to stop bribery or corruption for which the Company or any Group Company may be liable.

5.9	The Executive shall hold any office in the Company and any Group Company subject to the Articles of Association of the relevant Company as amended from time to time. If the provisions of this

Agreement conflict with the Articles of Association of the relevant Company, the Articles of Association will prevail.

6.HOURS OF WORK
6.1

Subject to the performance of any activities permitted by the Board under Clause 5.6 the Executive shall devote the whole of his working time and attention to the service of the Group except during holidays and any periods of absence due to illness or injury.

6.2

The Executive shall be obliged to work such hours as may be necessary for the proper discharge of his duties and shall not be entitled to receive any additional remuneration for work outside normal business hours of the Company.

6.3

The Executive acknowledges that the limit in Regulation 4(1) of The Working Time Regulations 1998 shall not apply to him and accordingly agrees that his/her Working Time (including overtime) may exceed an average of 48 hours for each 7 day period in the Reference Period whenever necessary for the proper discharge of his duties or in any event as may be required by the Company. The Executive shall be entitled to withdraw such agreement by giving 3 months prior written notice to the Company.

6.4	The Executive agrees that he will comply with all policies or requirements of the Company from time to time in force, in relation to the recording of Working Time.
7.PLACE OF WORK
7.1	The Executive will work at the principal office of the Company or anywhere else required by the Board for the proper performance of his powers and duties under this Agreement.
7.2

For the purpose of performing his duties, the Executive shall undertake such journeys in the United Kingdom and elsewhere as the Board shall require. Travelling and other expenses shall be reimbursed in accordance with Clause 9.

8.SALARY AND BONUS
8.1

During the Employment the Company shall pay to the Executive a basic salary at the rate of £420,000 per year which shall accrue from day to day and be payable by equal monthly instalments in arrears on or about the last working day of each month (the "Salary"). The Salary shall be deemed to include any fees or other remuneration receivable by the Executive as a director of the Company or any Group Company or in respect of any other company or unincorporated body in which he holds office or any other appointment as nominee or representative of the Company or any Group Company.

8.2

The Salary shall be reviewed by the Board from time to time and the rate of the Salary may be increased by the Company with effect from that date by such amount, if any, as it shall think fit. For the avoidance of doubt it is agreed that the Executive shall have no contractual right to any increase in the Salary under this Clause 8, and there will be no review of the Salary after notice has been given in accordance with Clause 4.2.

8.3

The Company may, in its sole discretion, award to the Executive an annual bonus based on a target of 75% of Salary in respect of each financial year, in accordance with any bonus scheme in force from time to time (the "Bonus Award"). Any Bonus Award is subject, amongst other factors, to the achievement of individual and Company performance targets as may be notified to the Executive by the Board each year. Achievement of such targets will be determined by the Board acting in its sole discretion and its decision shall be final and binding.

8.4

Notwithstanding the achievement or non-achievement of any of the personal or Company performance targets as set out in Clause 8.3 above, the Board's decision as to the amount of any Bonus Award made, if any in respect of each financial year, is final. In the event that a Bonus Award is made, such a Bonus Award shall be payable as soon as reasonably practicable following the end of the financial year to which the Bonus Award relates (the "Payment Date"). The Board reserves the right to amend the terms of any bonus scheme from time to time in its absolute discretion. The Bonus Award does not form part of the Executive's terms and conditions of employment, and the payment of a Bonus Award in any financial year is not a guarantee or indication that a Bonus Award will be paid in any subsequent financial year.

8.5	Without prejudice to the discretionary nature of any Bonus Award, to be eligible for payment of a Bonus Award, at the Payment Date:
(a)	subject to Clause 8.6 below, the Executive must be employed by the Company;
(b)	the Executive shall not have given notice to terminate the Employment; and
(c)	the Executive must not be subject to any formal disciplinary or performance management action or under any disciplinary investigation or suspended pursuant to any disciplinary process, although if, after completion of the disciplinary process, investigation or at the end of the suspension, the Company has not imposed a disciplinary sanction on the Executive, the Company will re consider its discretion at such time.
8.6

In circumstances where the Company is not entitled to terminate in accordance with Clause 18.1 of this Agreement, the Executive shall be eligible to receive any Bonus Award, such award being prorated to reflect the Termination Date. In accordance with Clause 8.3, such Bonus Award will be made at the discretion of the Company.

8.7

For the purposes of sections 13 to 16 of the Act, the Executive hereby consents to the deduction from the Salary and bonus, including any Bonus Award (or from any other sum due from the Company or any Group Company to the Executive which falls within the definition of 'Wages" in section 27 of the Act) of any sums owing by the Executive to the Company or to any Group Company at any time and he also agrees to make payment to the Company or any Group Company of any sums owed by him to the Company or any Group Company upon demand by the Company at any time. This Clause is without prejudice to the right of the Company and any Group Company to recover any sums or balance of sums owed by the Executive to the Company or any Group Company by legal proceedings.

8.8

If, at any time during the Employment or subsequent to the termination of Employment, the Executive is found to have breached any of the terms of this Agreement or the Executive's duties to the Company during the Employment such that the Company would have been entitled to terminate the Employment without notice or payment in lieu of notice, the Company shall be entitled to recover any payments made under Clauses 8 and/or to cease making further payments under Clause 8 with immediate effect. Any such payments already made shall be recoverable from the Executive as a debt.

9.EXPENSES
9.1

The Company shall refund to the Executive all reasonable expenses properly incurred by him in performing his duties under this Agreement, provided that these are incurred in accordance with Company policy from time to time. The Company will require the Executive to produce receipts or other documents as proof that he has incurred any expenses he claims.

9.2

If the Company provides the Executive with any credit or charge card the Executive shall use such card solely for those expenses referred to in Clause 9.1 and he shall immediately return any such card to the Company whenever so required by the Board, and in any event in accordance with the provisions of Clause 4.5 (Garden Leave), Clause 18.6.1(b) (termination of employment) and Clause 19.3 (suspension from employment) where applicable.

10.PENSION AND LIFE ASSURANCE
10.1

The Company shall pay to the Executive, in lieu of any contribution to the Executive's pension arrangements, an additional gross amount of 20% of the Salary per annum, which shall accrue from day to day and be payable by equal monthly instalments in arrears on or about the last working day of each month. Each payment under this Clause shall be reduced by any amounts that the Company is required to pay into the Executive's pension arrangements by law from time to time.

10.2	The Company shall contribute to the Executive's pension arrangements to the minimum extent required by law from time to time.
10.3

The Company maintains a life assurance scheme (the "Life Assurance Scheme") and, subject to Clause 10.4 below, the Executive shall be entitled to become and remain throughout the Employment a member of the Life Assurance Scheme which will provide cover of four times the Executive's Salary minus the lower earnings limit for National Insurance purposes, subject to the rules of the Life Assurance Scheme from time to time in force, details of which will be provided to the Executive on request by the Executive Vice President, Global Development, AMC Entertainment Holdings, inc., or his/her designee.

10.4	The Company shall be entitled at any time to withdraw or amend any of the rules or benefits of the Life Assurance Scheme and/or to terminate the Executive's participation in the Life Assurance Scheme.
11.	PRIVATE MEDICAL EXPENSES INSURANCE SCHEME

During the Employment the Executive shall be entitled to participate at the Company's expense for himself, for any spouse or Civil Partner and any dependent children in the Company's private medical expenses insurance scheme (the "Private Medical Insurance Scheme") subject always to the rules of the Private Medical Insurance Scheme for the time being in force (details of which are available on request) and to the approval of the relevant insurer.

11.2

The Company reserves the right at any time to withdraw or amend any of the rules or benefits of the Private Medical Insurance Scheme (including the level of cover) and/or terminate the Executive's participation in the Private Medical Insurance Scheme and subject to Clause 11.2 any such changes shall take effect as between the Company and the Executive upon the Executive receiving written notice of the same from the Company.

11.3

Where the Executive is notified of any change in accordance with Clause 11.2, any entitlement to benefit which has already accrued to him at the time of the change will be dealt with in accordance with the rules of the relevant scheme immediately prior to the change provided that thereafter the Executive's entitlement under the scheme (if any) shall be subject to any changes which have been duly notified to him in accordance with Clause 11.2.

11.4

Notwithstanding the generality of Clause 11.2 , the Company may withdraw the benefits of and/or terminate the Executive's membership of the Private Medical Insurance Scheme once the Executive has reached the age of 65 or the State Pensionable Age, if higher. Any entitlement to benefit which has already accrued will be dealt with in accordance with the rules of the Private Medical Insurance Scheme for the time being in force.

12.	COMPANY CAR ALLOWANCE
13.	Subject to the Executive holding a current full United Kingdom driving licence the Company shall during the Employment provide the Executive a car allowance for use of the Employee's own car of £15,000 a year which shall be payable together with and in the same manner as the salary in accordance with Clause 8. The car allowance shall not be treated as part of the basic salary for any purpose and shall not be pensionable.
14.	CRITICAL ILLNESS INSURANCE SCHEME
15.	The Executive shall be entitled to participate in the critical illness insurance scheme operated by the Company from time to time.
16.	HOLIDAY
16.1	In addition to such bank and other public holidays as are observed by the Company, the Executive shall be entitled to the following paid holiday days in each complete holiday year worked:

(a)25 days initially;
(b)increasing to 26 days after 5 years complete service; and
(c)increasing to 27 days after 10 years complete service.
16.2	The holiday year runs from 1 January to 31 December and, subject to the provisions of Clause 16.8, holiday entitlement is to be taken at such times and on such notice as is agreed by the Board.
16.3

The Executive shall not under any circumstances (including, for the avoidance of doubt, where the Executive is absent on sick leave) be entitled to carry forward any unused part of his contractual holiday entitlement to a subsequent holiday year.

16.4

Where the Employment starts or terminates during a holiday year the Executive will be entitled in that year to such proportion of his annual holiday entitlement as equals the proportion of time he is employed under this Agreement in that year, rounded to the nearest day.

16.5	The Executive shall not be entitled to payment in lieu of any unused part of his holiday entitlement, except on termination of the Employment in accordance with Clause 16.7.
16.6

The Executive shall not accrue any entitlement to holiday in respect of periods of absence due to injury or illness of more than 28 consecutive days absence in any holiday year, save in relation to statutory holiday (if any) to which the Executive is entitled as a matter of law.

16.7

On termination of the Employment the Executive shall be entitled to be paid in lieu of any outstanding holiday entitlement for the holiday year in which termination takes place or, as the case may be, shall be obliged to repay to the Company Salary in respect of holiday taken in excess of his entitlement in his final holiday year and the basis for calculation in either case shall be 1/260 of the Salary for each day.

16.8

No holiday may be taken by the Executive during any notice period without the consent of the Board. The Company may however require the Executive to take all or part of his holiday entitlement on a particular day or days or during any notice period, or any period of Garden Leave.

16.9For the avoidance of doubt:-

16.9.1 Regulations 15(1) to 15(4) of the Regulations do not apply to the Employment;

16.9.2

the Executive may take all or part of his holiday entitlement before it has accrued under Regulation 15A of the Regulations provided that the Executive has the Board's permission to do so in accordance with Clause 16.1; and

16.9.3	the Executive may take his statutory holiday entitlement or any part of it during a period of sickness absence at such times and on such notice as is agreed by the Board.

17.SICKNESS

17.1

If during the Employment the Executive is absent from work due to illness or injury he must notify the Executive Vice President, Global Development, AMC Entertainment Holdings, inc., or his/her designee as soon as possible and, if practicable, on the first working day of incapacity. Subject to Clause 17.10 below, the Executive shall complete any self-certification forms which are required by the Company immediately upon his return to work and, if his incapacity continues for more than 7 consecutive days (whether working days or not) shall produce medical certificates to cover the duration of his absence from work. Provided the Executive complies with these requirements, undergoes any medical examination or tests required by the Company under Clause 17.5, provides any medical evidence required by the Company pursuant to Clause 17.10 and provided the Company is satisfied that the Executive's absence is due to illness or injury, the Executive's absence will be regarded as authorised.

17.2

The Executive shall be entitled to receive the Salary due to him under this Agreement during any authorised period or periods of absence due to illness or injury up to a maximum of 26 weeks in aggregate in any 12 month period ("Contractual Sick Pay"). Thereafter he will not be entitled to any further payment from the Company or any Group Company (other than by way of any Statutory Sick Pay or paid statutory holiday due to him or any pay due to him pursuant to the terms of Clause 14) nor to the continued provision of his benefits under this Agreement except such benefits as provided for at Clauses 11, 12 and 14 until the resumption of his duties.

17.3

Contractual Sick Pay shall be subject to set off by the Company in respect of any statutory sick pay or social security benefits to which the Executive is entitled (whether or not such benefits are actually received).

17.4	For statutory sick pay purposes the Executive's qualifying days shall be his/her normal working days.
17.5

The Executive may at the Company's expense be required during the course of the Employment to attend a medical practitioner or clinic nominated by the Company for the purpose of a medical examination to help determine his fitness for continued Employment and he shall undergo any tests and examinations reasonably required by the said medical practitioner or clinic and shall authorise disclosure of and co-operate in ensuring the prompt delivery of any resulting report to the Company. Such an examination may include or consist of tests for alcohol or drugs (including "controlled drugs" as defined by the Misuse of Drugs Act 1971) where the Company has reason to believe that the use of alcohol or drugs is adversely affecting the Executive's performance at work or is posing a risk to health and safety. Notwithstanding the provisions of the Access to Medical Reports Act 1988 the Executive hereby consents to the Company obtaining any medical report relating to his physical or mental health prepared by a medical practitioner who is or has been responsible for the clinical care of the Executive.

17.6

The Executive shall not be entitled to any Contractual Sick Pay in respect of any period of absence during which the Executive is under investigation for misconduct, is subject to ongoing disciplinary proceedings or is subject to ongoing performance management proceedings.

17.7

Without prejudice to Clause 5.5 (power to appoint joint executive) the Company shall be entitled during any period during which the Executive is absent due to illness or injury to appoint any other person or persons to perform the duties and exercise the powers of the Executive in his place on such terms and conditions as the Company shall see fit.

17.8Third Party Injury to Executive

17.8.1

If the Executive is absent from work by reason of any illness or injury caused wholly or partly by any act or omission of any third party in relation to which the Executive may be or become entitled to recover damages or compensation, then all net payments made to the Executive under this Clause 17 in respect of the said absence shall be repaid by the Executive if and to the extent that he recovers damages or compensation for loss of earnings from the said third party and/or from the Criminal Injuries Compensation Authority or the Motor Insurers' Bureau or any other similar body (the "Relevant Bodies") by action or otherwise.

17.8.2

Where the Executive receives any damages or compensation for loss of earnings as referred to in Clause 17.8.1, he shall notify the Company in writing forthwith and shall repay the amount due to the Company under this Clause 17.8.1 within 28 days of receipt of the said damages or compensation.

17.8.3

For the avoidance of doubt, where the Executive receives damages or compensation from a third party and/or the Relevant Bodies in the circumstances referred to in Clause 17.8.1, and that compensation includes an unspecified sum for loss of earnings, then the amount owing to the Company under Clause 17.8.1 will be such sum as is reasonable in all the circumstances.

17.9For the avoidance of doubt:-

17.9.1	the term "illness or injury" as used in this Clause 17 includes any mental or psychiatric illness and any injury, whether or not this has been sustained in the course of the Executive's duties; and
17.9.2	the provisions of this Clause 17 are subject to the termination provisions set out in Clause 18 and in particular the Company's right in Clause 18.5 to terminate on account of illness or injury.

17.10Reclassifying Holiday as Sickness

If the Executive becomes ill or is injured during a period of statutory holiday and seeks to reclassify all or any part of such holiday as sick leave, the Company reserves the right to require the Executive to provide satisfactory (in the opinion of the Company) medical evidence from a recognised medical practitioner showing that the Executive is unable to work due to illness or injury and such medical evidence should cover the duration of the illness or injury whilst on holiday.

18.TERMINATION OF EMPLOYMENT

18.1Summary Dismissal

Notwithstanding the provisions of Clauses 4.2 and 4.3 (notice clause), 18.3 (Payment in Lieu of Notice) and 18.5 (Termination on Account of Illness or Injury), the Company may by written notice to the Executive forthwith terminate the Employment (without being under any obligation to pay any further sums to the Executive whether by way of compensation, damages or otherwise in respect of or in lieu of any notice period or unexpired term of this Agreement, and without prejudice to any other rights of the Company) if the Executive:-

18.1.1	fails or neglects efficiently and diligently to carry out his duties to the reasonable satisfaction of the Board;

18.1.2 does not comply with any lawful order or direction given to him by the Board;

18.1.3	is guilty of any material or persistent breach or non-observance of any of the provisions of this Agreement;

18.1.4in the performance of his duties or otherwise commits;

(a)any act of gross misconduct; or
(b)any act of misconduct having already received a final written warning;
18.1.5	through his acts or omissions (whether at or outside work) adversely prejudices or is likely in the reasonable opinion of the Board to prejudice adversely the interests or reputation of the Group;
18.1.6

resigns as a director of the Company without the written consent of the Board or is disqualified from holding or ceases to hold office as a director of the Company or any Group Company by virtue of any court order, under any provision of general law or under any provision of the Company's Articles of Association as then in force.

18.1.7	is convicted of any criminal offence (excluding an offence under road traffic legislation in the United Kingdom and elsewhere for which a penalty of imprisonment cannot be imposed);
18.1.8

is made the subject of a bankruptcy order or has a receiving order or an administration order made against him or makes any composition or arrangement with his creditors generally or otherwise takes advantage of any statute from time to time in force offering relief for insolvent debtors;

18.1.9

becomes addicted to or is habitually under the influence of alcohol or any drug (not being a drug prescribed for the Executive by a medical practitioner for the treatment of a condition other than drug addiction) the possession of which is controlled by law;

18.1.10becomes a patient within the meaning of the Mental Health Act 1983;

18.1.11fails to comply with any obligation set out in Clause 5.8 (anti-bribery and corruption etc);

18.2

In the event that any part of the share capital of the Company shall be quoted on any Recognised Investment Exchange it shall be a fundamental term of this Agreement that the Executive shall comply at all times with such of the Listing Rules, the Disclosure and Transparency Rules and the Prospectus Rules issued from time to time by the FCA, the AIM Rules for Companies issued from time to time by the London Stock Exchange PLC, the Share Dealing Code, the City Code on Takeovers and Mergers, the Code of Market Conduct and the Price Stabilisation Rules as are applicable to the Company, and it shall be the responsibility of the Executive to make himself aware of the provisions of such rules and codes and the parties agree that (without prejudice to the effect of any other conduct of the Executive) any breach by the Executive of such rules and codes shall be gross misconduct for the purpose of Clause 18.1.4

18.3Payment in Lieu of Notice

18.3.1	The Company may at any time in its absolute discretion elect to terminate the Employment forthwith and with immediate effect by notifying the Executive in writing:
(a)	that the Employment is being terminated in exercise of the right under this Clause 18.3;
(b)	the date upon which the employment is so terminated ("the Early Termination Date"); and
(c)	that the Executive shall be entitled to receive in lieu of the notice period referred to in Clauses 4.2, 4.3 or Clause 18.5 (Termination on Account of Illness or Injury) or any part thereof, an amount which shall be an amount equivalent to the Executive's basic Salary (at the rate then payable under this Agreement) for such period or part period and the value of the contractual benefits at Clauses 10.1, 11 and 12, excluding any bonus (the "Notice Payment"):
18.3.2

In the event that the Company exercises its right under this Clause 18.3 the Company shall make payment of the Notice Payment or the first instalment thereof under Clause 18.3.4 within 28 days of the Early Termination Date.

18.3.3	Any Notice Payment paid pursuant to this Clause 16.4 shall be subject to such deductions for tax and national insurance as are required by law and to any other authorised deductions.
18.3.4

The Company may, at its discretion and subject to the terms of this Clause 18.3.4, pay the Notice Payment in equal monthly instalments for what would have been the duration or remaining duration of the notice period (the "Instalment Period"), the first instalment being payable within 28 days of the Early Termination DateIn the event that the Company decides to pay the Notice Payment in instalments the Executive agrees that:

(a)	if the Executive begins alternative employment during the Instalment Period which provides the Executive with any remuneration (to include wages, salary and bonus from any employment, consultancy or other paid work and which shall be referred to for the purposes of this Clause as "Other Income") which in any calendar month is greater than the monthly instalment of the Notice Payment, then the Executive will not be entitled to receive any Notice Payment for that month;
(b)	if the Executive begins alternative employment during the Instalment Period and for any calendar month during that period the Executive's Other Income is less than the monthly instalment of the Notice Payment, the Executive shall only be entitled to receive the balance of the monthly instalment of the Notice Payment having been reduced by the Executive's Other Income for that month;

(c)	if the Executive does not obtain alternative employment and receives no Other Income, the Notice Payment will continue to be paid in monthly instalments until the expiry of the Instalment Period;
(d)	if the Executive obtains alternative employment, consultancy or other paid work that is to begin during the Instalment Period, the Executive agrees to advise the Company of this fact and of his total Other Income from that employment, consultancy or work immediately;
(e)	the Executive shall be under a continuing duty during the Instalment Period:
(i)	to use reasonable endeavours to secure other income; and
(ii)	not to unreasonably refuse any offer of alternative employment or other paid work;
(iii)	and in the event that the Executive fails to comply with either of these obligations, his entitlement to receive payments under this Clause 18 shall cease.
18.4

If subsequent to the termination of Employment, the Executive is found to have breached any of the terms of this Agreement or the Executive's duties to the Company during the Employment such that the Company would have been entitled to terminate the Employment without notice or payment in lieu of notice, the Company shall be entitled to recover any payments made under Clauses 8 and/or 18.3 and/or to cease making further payments under Clause 18.3 with immediate effect. Any such payments already made shall be recoverable from the Executive as a debt.

18.5Termination on Account of Illness or Injury

18.5.1

Without prejudice to Clauses 18.1 (Summary Dismissal) and 18.3 (Payment in Lieu of Notice), but notwithstanding any other provision of this Agreement, if the Executive shall become unable to perform his duties properly by reason of illness or injury for a period or periods aggregating at least 26 weeks in any period of 12 consecutive calendar months (the "Period or Periods of Incapacity") then the Company may, by not less than 12 months prior written notice to the Executive, terminate the Employment provided that the Company shall withdraw any such notice if during the currency of the notice the Executive returns to full time duties and provides a medical practitioner's certificate satisfactory to the Board to the effect that he has fully recovered his health and that no recurrence of his illness or injury can reasonably be anticipated.

18.6Miscellaneous

18.6.1	Upon termination of the Employment for whatever reason the Executive shall forthwith deliver to the Company or its authorised representative such of the following as are in his possession or control:-
(a)	all keys, security and computer passes, plans, statistics, documents, records, papers, magnetic disks, Confidential Information, tapes, or other software storage media including any copies thereof and all matter derived from such sources which is in his possession or under his control which belong to the Group or which relate to the business of the Group including all copies, records and memoranda (whether or not recorded in writing or on computer disk or tape) made by the Executive of any Confidential Information;
(b)	all credit cards and charge cards provided for the Executive's use by the Company; and

(c)all other property of the Group not previously referred to in this Clause.

18.6.2	The Executive will provide a signed statement that he has complied fully with his obligations under this Clause 18.6 together with such reasonable evidence of compliance as the Company may request.
18.7

Upon termination of the Executive's employment howsoever arising the Executive shall have no rights as a result of this Agreement (or any alleged breach of it) to any compensation under or in respect of any share options, bonus or long-term incentive plans in which he may have participated or have received grants or allocations at or before the date the Executive's employment terminates. Any rights which he may have under such schemes shall be exclusively governed by the rules of such schemes.

19.DISCIPLINARY AND GRIEVANCE PROCEDURES
19.1

The Company's normal disciplinary (which cover decisions regarding dismissal) and grievance procedures from time to time apply to the Executive's employment with such modifications as the Company may deem to be necessary to take account of the Executive's seniority. The said disciplinary and grievance procedures shall not have contractual effect and the Company shall not therefore be obliged to follow the procedures or any part thereof in whole or in part at any stage of the Employment.

19.2

If the Executive is dissatisfied with any disciplinary decision taken against him (including a decision to dismiss him) or if the Executive seeks redress for any grievance relating to the Employment he should raise the issue in writing with the Board. Full details of how to go about this and the steps that follow such application are set out in the Company's disciplinary and grievance procedures.

19.3

The Company may suspend the Employee from any or all of his duties during any period in which the Company is investigating any disciplinary or performance matter involving the Employee or while any disciplinary or performance procedure against the Employee is outstanding. During any period of suspension, the provisions of the second sentence of Clause 4.5 shall apply.

20.DIRECTORSHIPS AND SHAREHOLDINGS
20.1	During the Employment the Executive will not do anything which could cause him to be disqualified from continuing to act as a director of the Company or any Group Company.
20.2	The Executive shall not resign his office as a director of the Company or any Group Company without the agreement of the Company.

20.3The Executive shall, at the written request of the Board:-

20.3.1

immediately resign (without claim for compensation) from all and any directorships and other offices held in the Company and any Group Company and from any other appointments or offices which he holds as nominee or representative of the Company and/or any Group Company; and

20.3.2	transfer without payment as the Company may direct any qualifying shares held by the Executive in accordance with the Articles of Association of the Company and/or any Group Company

and in the event of his failure to do so within 7 days of the said request the Executive hereby irrevocably authorises any director of the Company for the time being in his name and on his behalf to execute any documents or do anything else that is necessary to effect such resignations and/or transfers. For the avoidance of doubt, the Board may make a request in accordance with this Clause at any time, including, but not limited to, in circumstances where the Executive is on garden leave pursuant to Clause 4.5, has been suspended from the Employment pursuant to this Agreement or where the Employment has terminated for any reason.

20.4	If during the Employment the Executive shall cease to be a director of the Company or any Group Company (otherwise than for a reason justifying summary dismissal pursuant to Clause 18.1.6) the

Company may by written notice terminate the Employment or alternatively, at the discretion of the Company, the Employment shall continue as if the Executive had been employed as an Executive Manager and the terms of this Agreement (save those relating to the holding of the office of director) shall continue in full force and effect.

21RECONSTRUCTION

If the Employment of the Executive is terminated by reason of the liquidation, reorganisation, or other reconstruction of the Company or any Group Company or as part of any other rearrangement of the affairs of the Company or any Group Company not involving a liquidation, and the Executive is offered employment by a reconstructed Company or by another Group Company on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this Agreement then, subject to the provisions of the Transfer of Undertakings (Protection of Employment) Regulations 2006, the Executive shall be obliged to accept such offer and shall have no claim against the Company or any reconstructed or Group Company in respect of the termination of the Employment.

22.CONFIDENTIAL INFORMATION

22.1

The Executive is aware that in the course of the Employment he will have access to and be entrusted with information in respect of the business and finances of the Company and its dealings, transactions and affairs and likewise in relation to any Group Company all of which information is or may be Confidential Information. Accordingly the Executive gives the undertakings set out in this Clause 22 to the Company for itself and for the benefit of and as trustee for any Group Company.

22.2

The Executive shall not during the Employment or afterwards use, exploit (except for the benefit of the Group) or divulge to any third party by any means any Confidential Information except he shall be permitted to do so:-

22.2.1 when necessary in the proper performance of the duties of the Employment;

22.2.2 with the express written consent of the Board; or

22.2.3 where and to the extent that this is required by law.

22.3

The Executive shall, during the Employment, use his best endeavours to prevent the unauthorised use or disclosure of any Confidential Information whether by any other officer, employee or agent of the Group or otherwise and shall be under an obligation promptly and fully to report to the Board any such unauthorised use or disclosure which comes to his knowledge.

22.4

The Executive shall not, during the Employment or at any time thereafter make, except for the benefit of the Company or any Group Company, any copy, record, or memorandum (whether recorded in writing, on computer disk or tape or otherwise) of any Confidential Information and any such copy record or memorandum made by the Executive during the Employment shall be and remain the property of the Company and accordingly shall be returned by the Executive to the Company at any time during the Employment at the request of the Board and in any event upon the termination of the Employment for whatever reason in accordance with Clause 18.6.1(a).

22.5

The Executive shall not during the Employment either directly or indirectly publish, to the extent that this could be a breach of this wider Clause 22 or be damaging to the reputation or interests of the Company any opinion, fact or material or deliver any lecture or address or participate in the making of any film, radio broadcast or television transmission or communicate with any representative of the media or any third party relating to:-

22.5.1	the business or affairs of the Company or any Group Company or of any of their officers, employees, customers, clients, suppliers, distributors, agents or shareholders; or
22.5.2	the development or exploitation of any Intellectual Property Rights, Inventions or Confidential Information

and for the purposes of this Clause media shall include television (terrestrial, satellite and cable), radio, newspapers and other journalistic publications.

22.6Nothing in this Clause 22 shall prevent the Executive from disclosing information which he is entitled to disclose under the Public Interest Disclosure Act 1998 provided that the disclosure is made in the appropriate way to an appropriate person having regard to the provisions of the Act and he has first complied with the Company's procedures relating to such disclosures.

22.7This Clause is without prejudice to the Executive's obligations under Clause 27 (Data Protection).

23.POST TERMINATION COVENANTS

23.1For the purposes of this Clause 23 the following words and expressions shall have the following meanings:-

23.1.1"Business"the business or businesses of the Company or any other

Group Company in or with which the Executive has been involved or concerned at any time during the period of 12 months prior to the Termination Date

23.1.2"directly orthe Executive acting either alone and on his own behalf

indirectly"	or jointly with or on behalf of any other person, whether as principal, partner, manager, employee, contractor, director, consultant, investor or otherwise

23.1.3"Key Personnel"any person who is at the Termination Date or was at any time during the period of 12 months prior to the Termination Date employed in the Business or in an executive or senior managerial capacity and with whom the Executive has had dealings other than in a de minimis way during the course of the Employment

23.1.4"Prospective any person, firm or company which has been engaged in

Customer"

negotiations, with which the Executive has been
personally involved, with the Company or any Group Company with a view to purchasing goods or services from the Company or any Group Company during the period of 6 months prior to the Termination Date

23.1.5"Relevant Area"the United Kingdom or any other country

23.1.6"Relevant Customer" any person, firm or company which at any time during the

12 months prior to the Termination Date was a customer of the Company or any Group Company, with whom or which the Executive dealt other than in a de minimis way or for whom or which the Executive was responsible in a supervisory or managerial capacity on behalf of the Company or any Group Company at any time during the said period

23.1.7"Relevant Goods any goods and services competitive with those supplied and Services"

by the Company or any Group Company at any time
during the 12 months prior to the Termination Date in the supply of which the Executive was involved or concerned other than in a de minimis way at any time during the said period

23.1.8"Relevant Period"for the purposes of Clause 23.2, the period of 6 months from the Termination Date and, for the purposes of Clauses 23.3, 23.4 and 23.5, the period of 12 months from the Termination Date except that any period of garden leave served by the Executive pursuant to Clause 4.5 in the 12 months prior to the Termination Date shall reduce the Relevant Period accordingly

23.1.9"Relevant Supplier"any person, firm or company which at any time during the

12 months prior to the Termination Date was a supplier of any goods or services (other than utilities and goods or services supplied for administrative purposes) to the Company or any Group Company and with whom or which the Executive had personal dealings during the Employment other than in a de minimis way

23.1.10"Termination Date"the date on which the Employment shall terminate

23.2Without prejudice to Clause 5.6 (Executive not to be employed in any other business) the

Executive shall not without the prior written consent of the Board directly or indirectly at any time within the Relevant Period engage or be materially concerned or materially interested in any business within the Relevant Area which (a) competes or (b) will at any time during the Relevant Period compete with the Business. Nothing in this Clause 23.2 shall prevent the Executive from being or becoming a Minority Holder provided that the Executive discloses this to the Board.

23.3The Executive shall not, other than during the Employment in the ordinary and proper course of his duties and for the benefit of the Company, without the prior written consent of the Board directly or indirectly at any time within the Relevant Period:-

23.3.1 solicit the custom of; or

23.3.2 facilitate the solicitation of; or

23.3.3 deal with

any Relevant Customer in respect of any Relevant Goods and Services; or

23.3.4 solicit the custom of; or

23.3.5 facilitate the solicitation of; or

23.3.6 deal with

any Prospective Customer in respect of any Relevant Goods and Services; or

23.3.7 interfere; or

23.3.8 endeavour to interfere

with the continuance of supplies to the Company and/or any Group Company (or the terms relating to those supplies) by any Relevant Supplier.

23.4The Executive shall not without the prior written consent of the Board directly or indirectly at any time during the Relevant Period:-

23.4.1 entice away from the Company or any Group Company; or

23.4.2 endeavour to entice away from the Company or any Group Company any Key Personnel.

23.5The Executive shall not without the prior written consent of the Board directly or indirectly at any time during the Relevant Period:-

23.5.1 employ or engage; or

23.5.2 endeavour to employ or engage
any Key Personnel.

23.6

The Executive acknowledges that because of the nature of his duties and the particular responsibilities arising as a result of such duties he has or will have knowledge of Confidential Information and has/will have developed relationships with and have knowledge of and influence over the Group's customers and staff and is therefore in a position to harm the goodwill and interests of the Company and any Group Companies (the "Interests") if he were to make use of such Confidential Information or knowledge or influence for his own purposes or the purposes of another. Accordingly, having regard to the above and having taken independent legal advice, the Executive acknowledges that the provisions of this Clause are fair, reasonable and necessary to protect the Interests. Whilst the provisions of this Clause 23 have been framed with a view to ensuring that the Interests are adequately protected taking account of the Group's legitimate expectations of the future development of the business, it is acknowledged by the Executive that the business may change over time and as a result it may become necessary to amend the provisions of this Clause 23 in order to ensure that the Interests remain adequately protected. The Executive, therefore, agrees that the Company shall be entitled to amend the provisions of this Clause 23 in accordance with Clause 23.7 below in order to protect the Interests.

23.7

In order to amend the provisions of this Clause 23, the Company shall notify the Executive in writing of why it believes it is necessary to amend Clause 23 and the amendments which it proposes. The Executive shall then have a period of 14 calendar days in which to put forward any objections which he might have to the proposed amendments. In the event of the Executive not putting forward any such objections, then this Clause 23 shall take effect with the proposed amendments on the expiry of the 14 day period. In the event of the Executive putting forward any objections, the Company shall endeavour to accommodate them, insofar as they are reasonable and where reasonably possible, given that the Company's overriding objective must be to ensure adequate protection of the Interests, to agree the amendments with the Executive. The Company shall then, having considered the Executive's objections, serve a further written notice on the Executive informing him of the final amendments to this Clause 23 which will thereafter take immediate effect.

23.8

The Executive acknowledges that the provisions of this Clause 23 shall constitute severable undertakings given to the Company for itself and for the benefit of and as trustee for each of the other Group Companies and the said undertakings may be enforced by the Company on its own behalf and on behalf of any of the Group Companies.

23.9

Each of the obligations in this Clause 23 is an entire separate and independent restriction on the Executive. If any part is found to be invalid or unenforceable the remainder will remain valid and enforceable.

23.10

If any of the restrictions or obligations contained in this Clause 23 is held not to be valid on the basis that it exceeds what is reasonable for the protection of the goodwill and interests of the Company or any Group Company but would be valid if part of the wording were deleted then such restrictions or obligations shall apply with such deletions as may be necessary to make it enforceable.

23.11

The Executive acknowledges and agrees that he shall be obliged to draw the provisions of this Clause 23 to the attention of any third party who may at any time before or after the termination of the Employment offer to employ or engage the Executive in any capacity and for whom or with whom the Executive intends to work during the Relevant Period.

23.12

The Executive shall, at the request and cost of the Company, enter into a direct agreement or undertaking with any Group Company to which the Executive provides services whereby he will accept restrictions corresponding to the restrictions in this Clause (or such of them as may be appropriate in the circumstances) as the Company may require in the circumstances.

23.13

The Executive agrees that if the Company transfers all or any part of its business to a third party (the "Transferee"), the restrictions contained in this Clause 23 shall, with effect from the date that the Executive becomes an employee of the Transferee, apply to the Executive as if references to the Company include the Transferee and references to any Group Company include any Group Company of the Transferee.

24.INTELLECTUAL PROPERTY

24.1

It shall be a duty of the Executive during the Employment to consider and keep under review the ways if any in which the products, services, processes, equipment, systems and activities of the Company and any Group Company might be improved, enhanced and/or developed.

24.2

If during the course of his Employment the Executive alone or with others (including without limitation those others who are under his direction) makes, discovers, develops, or directs the discovery of any Invention he shall promptly disclose it to the Board giving full particulars of it including all necessary drawings, know how, models, specifications or other material related to the Invention, and the Executive agrees and acknowledges that:-

24.2.1

because of the nature of his duties and the responsibilities arising from them he has a special obligation to further the interests of the Company so that all Inventions made, discovered, developed, or directed by the Executive in the performance of his duties or as a result of any special project for the Company outside the scope of his normal duties and all rights in such Inventions shall belong to the Company; and

24.2.2 the provisions of this Clause 24.2.2:-

(a)	shall not entitle the Executive to any compensation beyond the Salary and bonus to which he is entitled under Clause 8 of this Agreement except that nothing in this Agreement excludes or restricts any rights which the Executive may have to claim additional compensation by virtue of section 40 of the Patents Act 1977, in the case of any Invention in relation to which a British patent has been granted, and in relation to which the Company has derived outstanding benefit from such Invention and/or the patent for it; and
(b)	shall not restrict the Executive's rights under sections 39 to 43 of the Patents Act 1977.
24.3

The Executive shall promptly disclose to the Board (and hand over on demand) any and all Material written, originated, produced, devised, conceived, created, developed or directed by the Executive during the course of the Employment (whether alone or with others (including without limitation those others who are under his direction) and whether in the performance of his duties or as a result of any special project for the Company outside the scope of his normal duties) and hereby acknowledges that by virtue of the Employment and his position in the Company the Intellectual Property Rights in such Material vest automatically and forthwith in the Company.

24.4	The Executive hereby waives all and any moral rights (as defined in Chapter IV of the Copyright Designs and Patents Act 1988).
24.5

The Executive shall, at the cost of the Company and on demand, execute all such documents and do all such other acts as the Company shall require to enable the Company or its nominee to obtain the full benefit of any Invention (and all the rights therein) or Intellectual Property Rights in any Material to which the Company is entitled and to secure (in the case of all registered Intellectual Property Rights) such registration or similar protection in any part of the world as the Company may consider appropriate.

24.6

The Executive shall, give to the Company, or any successor in title there from, such assistance as the Company may require (in its absolute discretion) in connection with any dispute or threatened dispute directly or indirectly relating to any Invention or Intellectual Property Right in any Material or any associated right or registration or other protection in respect thereof (including but not limited to the execution of documents, the swearing of any declarations or oaths, the providing of information and the participation in any proceedings before any Court or tribunal).

24.7

The Executive shall not disclose to any other Person without the consent of the Company being previously obtained (which if given may be subject to conditions) the details of any Invention or Material.

24.8

The Executive hereby irrevocably appoints the Company to be his attorney in his name and on his behalf to execute or sign all such documents and to do all such acts as may be necessary or desirable to give effect to this Clause 24.

24.9

If the Executive shall during the Employment make or discover any Invention, or write, originate, produce, devise, conceive, create, develop or direct any Material (whether alone or with others (including without limitation those others who are under his direction) and whether in the performance of his duties or as a result of any special project for the Company outside the scope of his normal duties), in which despite the previous provisions of this Clause, any Intellectual Property Rights (including any patents) belong to the Executive and not the Company then the Executive shall if so required by the Board until such rights shall be fully and absolutely vested in the Company shall hold the same as trustee for the Company.

24.10

Decisions as to the patenting and exploitation of any Invention shall be at the sole discretion of the Company and the Company shall not be under any obligation to take any step or register any patent or other right in respect of, or to develop or exploit, any Invention or Material discovered, written, originated, produced, devised, conceived, created, developed or directed by the Executive.

24.11	Nothing in this Clause shall be taken to limit or derogate from the obligations of the Executive under Clause 22 (confidential information).
25.MISREPRESENTATION

The Executive shall not, after termination of the Employment, wrongfully represent himself as being employed by, or connected with or interested in the Company or any Group Company.

26.REFERENCES

The Company is under no obligation to provide a reference in respect of the Executive either during or after the Employment. However, if it agrees to do so it will use reasonable efforts to ensure that any such reference is accurate. The Company shall not, in the absence of malice, be liable to the Executive for any error in or omission from any such reference.

27.DATA PROTECTION
27.1

The Executive shall at all times during the Employment act in accordance with the Data Protection Act 1998 (the "1998 Act") and shall comply with any policy introduced by the Company from time to time to comply with the 1998 Act. Breach of this undertaking will constitute a serious disciplinary offence.

27.2

The Executive agrees to provide the Company in its capacity as Data Controller with all Personal Data relating to him which is necessary or reasonably required for the proper performance of this Agreement, the administration of the employment relationship (both during and after the Employment) or the conduct of the Company's business or where such provision is required by law (the "Authorised Purposes").

27.3

The Executive explicitly consents to the Company or any Group Company processing his Personal Data, including his Sensitive Personal Data, where this is necessary or reasonably required to achieve one or more of the Authorised Purposes (including without limitation any self-certification forms or medical certificates supplied to the Company to explain the Executive's absence by reason of illness or injury, any records of sickness absence, any medical reports or health assessments, any details of his trade union membership and any information relating to any criminal convictions or any criminal charges secured or brought against him).

27.4

The Executive acknowledges that the Company may, from time to time collect or disclose his Personal Data (including his Sensitive Personal Data) from and to third parties (including without limitation the Executive's referees, any management consultants or computer maintenance companies engaged by the Company, the Company's professional advisers, other Group Companies and any potential purchasers of the business). The Executive consents to such collection and disclosure even where this involves the transfer of such data outside the European Economic Area where this is necessary or reasonably required to achieve one or more of the Authorised Purposes or is in the interests of the Company and/or its shareholders.

27.5	The Company agrees to process any Personal Data made available to it by the Executive in accordance with the provisions of the 1998 Act.
27.6	In this Clause "Data Controller" "Personal Data" "processing" and "Sensitive Personal Data" shall have the meaning set out in sections 1 and 2 of the 1998 Act.
28.THIRD PARTY RIGHTS
28.1

The Company and the Executive agree that no term of this Agreement (including the terms of any documents incorporated either expressly or by implication into this Agreement) shall be enforceable by a Third Party in his own right by virtue of section 1(1) of the Contracts (Rights of Third Parties) Act 1999 and for the avoidance of doubt this Agreement may be rescinded or varied in whole or in part by agreement between the Company and the Executive without the consent of any such Third Party.

28.2	For the purposes of this Clause a "Third Party" means any person who is not named as a party to this Agreement.
29.PREVIOUS AGREEMENTS
29.1

This Agreement including any documents incorporated into this Agreement constitutes the entire understanding between the parties with respect to its subject matter and supersedes all previous agreements and undertakings (if any) relating to the employment of the Executive by the Company or any Group Company.

29.2

The Executive acknowledges that he has not been induced to enter into this Agreement by any representation, warranty or undertaking not expressly incorporated into it. The Executive agrees and acknowledges that his only rights and remedies in relation to any representation, warranty or undertaking made or given in connection with this Agreement (unless such representation, warranty or undertaking was made fraudulently) will be for breach of the terms of this Agreement, to the exclusion of all other rights and remedies (including those in tort or arising under statute).

30.NOTICES
30.1

Other than dealings in the normal course of business, any notice, request, demand or other communication (collectively Notices) to be given under this Agreement will be deemed to be duly given by either party if:

30.1.1

sent by first class post addressed to the other party at (in the case of a Notice to the Company) its registered office for the time being or (in the case of a Notice to the Executive) the Executive's last known address; or

30.1.2

given personally to (in the case of a Notice to the Company) the Chief Executive of the Company or (in the case of a notice to the Executive) the notice is left at the Executive's last known address or given to the Executive; or

30.1.3

sent by electronic mail to the company email address of the Chief Executive in the case of the Company and the Executive's email address as notified in writing to the Chief Executive from time to time.

30.2Any such Notice will be deemed to have been given:

30.2.1	if sent by first class post, 48 hours (or, if sent to or from a place outside the United Kingdom, seven days) after the time of posting and, in proving service, it will be sufficient to prove that the envelope containing such Notice was properly addressed, stamped and put in the post;

30.2.2if given personally to another director or Chief Executive at the time it is so given;

30.2.3	if left at the Executive's address or given personally, at the time the notice is left or given to the Executive; or

30.2.4if sent by email, 24 hours after sending.

31LAW AND JURISDICTION

31.1This Agreement is governed by and shall be construed in accordance with English law.

31.2

The parties submit to the exclusive jurisdiction of the English courts with regard to any dispute or claim arising under this Agreement except to the extent that it is provided elsewhere in this Agreement that such dispute or claim should be resolved by any person acting as an expert.

32.GENERAL PROVISIONS

32.1	Any amendment to this Agreement (other than an amendment to Clause 23 which must be made in accordance with Clause 23.7) must be recorded in writing and signed by the parties to be effective.
32.2	The complete or partial invalidity or unenforceability of any provision of this Agreement for any purpose shall in no way affect:-

32.2.1 the validity or enforceability of such provision for any other purpose;

32.2.2 the remainder of such provisions; or

32.2.3 the remaining provisions of this Agreement.

32.3

No waiver by the Company other than one made in writing by resolution of the Board of any breach by the Executive of any provision of this Agreement and no failure, delay or forbearance by the Company in exercising any of its rights shall be taken to be a waiver of such breach or right or shall prevent the Company from later taking any action or making any claim in respect of such breach or right.

32.4

This Agreement may be executed in counterparts which together shall constitute one Agreement. Either party may enter into this Agreement by executing a counterpart and this Agreement shall not take effect until it has been executed by both parties. Delivery of an executed counterpart of a signature page by facsimile shall take effect as delivery of an executed counterpart of this Agreement provided that the relevant party shall give the other the original counterpart (including such signature page) as soon as reasonably practicable thereafter.

EXECUTED AS A DEED by the parties on the date which first appears in this Deed.

SIGNED as a Deed (but not delivered until dated) by MARK WAY in the presence of:-)

Signature of witness:

Name of witness:

Address:

Occupation:

ODEON CINEMAS LIMITED) ) )
EXECUTED as a Deed (but not delivered) until dated) by ODEON CINEMAS LIMITED) acting by two Directors or a Director) and the Secretary:-) ) Director e-Director/Secretary

SCHEDULE 1

STATEMENT OF TERMS AND CONDITIONS

(Clause 5.1)

The following information is given to supplement the information given in the body of the Agreement and to comply with the requirements of section 1 of the Employment Rights Act 1996:-

33.	There are no collective agreements which directly affect the terms and conditions of the Employment.
34.	The Executive is not required to work outside the UK for a period in excess of one month and accordingly there are no particulars in this regard relevant to the Employment.